SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                             FORM 8-K

                           CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of
                 the Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported):  December 11, 1998

                          WASTEMASTERS, INC.
           (Exact name of registrant as specified in its charter)


    Maryland                  0-12914                 52-1507818
(State or other       (Commission File Number)    (I.R.S. Employer
jurisdiction of                                  Identification No.)
incorporation)

                     1117 Perimeter Center West,
                           Suite 500 East,
                      Atlanta, Georgia 30338
            (Address of principal executive offices) (Zip Code)

                          (404) 888-0158
        (Registrant's telephone number, including area code)

Item 1.     Changes in Control of Registrant.

     Not Applicable.

Item 2.     Acquisition or Disposition of Assets.

     On January 1, 1999, the Registrant entered into a Lease/Purchase Agreement ("Agreement") under which the Registrant leased to J. Marcus Enterprises, Inc. its interest in the following subsidiaries and assets: =

Wood Management, Inc., a New Jersey corporation; Mini-Max Enterprises, Inc., a New Jersey corporation; Tri-State Waste Disposal, Inc., a New Jersey corporation; Southeastern Research & Recovery, Inc., a South Carolina corporation; Atlantic Coast Demolition & Recycling, Inc., a Pennsylvania corporation (hereinafter, the "Corporations"); and all of the real estate and personal property used by the Registrant in the operation of that landfill in Lisbon, Ohio (hereinafter, the "Landfill").=

In addition, under the Agreement the lessee was granted an option to purchase the Corporations and Landfill for aggregate consideration of $7 million, which option may be exercised at any time during the term of the=

Agreement.  The purchase price for the Corporation and the Landfill under=

the option is payable as follows: $1 million at closing; $2 million one year from closing; $2 million two years from closing; and $2 million three years from closing; provided, however, that the lessee has the option of making the payment due on the first anniversary of closing by delivering $50,000 and 400,000 shares of its restricted common stock; the=

lessee has the option of making the payment due on the second anniversary=

of closing by delivering $75,000 and 400,000 shares of its restricted common stock; and the lessee has the option of making the payment due on the third anniversary of closing by delivering $125,000 and 400,000 shares of its restricted common stock. The Registrant's obligation to perform under the option is conditional upon the Registrant's board of directors approving the purchase price after receipt of an independent report justifying the purchase price. Separately, the lessee orally agreed to loan the Registrant up to $1,000,000 secured by the Corporations and the Landfill, of which a substantial part has already been loaned to the Registrant. In the event the option is exercised by the Lessee, the loan amount will be applied to the purchase price under the option.

      Under the Agreement, the lessee leased the Corporations and the Landfill for $10 per month for a term equal to the lesser of one year or the date of Closing in the event the lessee exercises an option contained=

in the Agreement.  Under the Agreement, the Registrant granted the lessee=

a proxy to elect the board of directors of each of the subsidiaries during the term of the Agreement. During the term of the Agreement, the lessee is responsible for payment of any losses incurred in the operation=

of the Corporations and the Landfill determined under generally accepted accounting principles, excluding any noncash expenses such as depreciation or amortization.

     The lessee is controlled by the former general counsel for the Registrant. The Registrant decided to enter into the Agreement in order to allow the Registrant to concentrate on its Florida operations, and to raise capital to fund such operations.

     On December 11, 1998, the Registrant agreed to convey its interest in the following subsidiaries to Institute for Business Development &
Law, Inc., a nonprofit legal clinic unaffiliated with the Registrant, for=

$6,000.00: WasteMasters of South Carolina, Inc.; WasteMasters of
Michigan, Inc.; WasteMasters of Pennsylvania, Inc.; WasteMasters of New York, Inc.; WasteMasters of Louisiana, Inc.; and F&E Resource Systems Technology, Inc. Each of the subsidiaries was in bankruptcy proceedings at the time. With the exception of Wastemasters of South Carolina, Inc., all of the assets of the subsidiaries had been foreclosed upon or seized by creditors, but the subsidiaries still had substantial liabilities which were included on the consolidated financial statements of the Registrant. In the case of Wastemasters of South Carolina, Inc., the liabilities exceeded the realizable value of its assets. In addition, as=

part of the disposal of the subsidiaries, the Registrant issued the purchaser a warrant to purchase 10,000,000 shares of the Registrant's common stock for $0.35 per share exercisable until December 31, 2003.

Item 3.     Bankruptcy or Receivership.

     On January 11, 1999, C.A.T. Recycling, Inc., a wholly-owned subsidiary of the Registrant, filed a Chapter 11 petition in the United States Bankruptcy Court for the Northern District of Georgia, Atlanta Division.

Item 4.     Changes in Registrant's Certifying Accountant.

     Not Applicable.

Item 5.     Other Events.

     On or about November 6, 1998, Stewart Rahr ("Rahr") filed a First Amended Complaint against the Registrant, Continental Investment
Corporation ("CICG"), and a large number of entities and individuals associated and affiliated with the Registrant and CICG, including certain=

present and former officers, directors and employees of the Registrant, in an action styled Stewart Rahr v. R. Dale Sterritt, Jr., pending in the=

United States District Court for the Eastern District of New York, Case No. 98 Civ. 6212. The Complaint alleges that Mr. Rahr purchased common stock of the Registrant on the open market in reliance on false and misleading information contained in SEC filings and press releases of the=

Registrant. Based on the amount of Mr. Rahr's investment in securities of the Registrant as set forth in the complaint, the Registrant does not believe its liability, if any, to Mr. Rahr is material.

     On December 16, 1998, Stewart Rahr filed a motion to intervene in that action styled Nikko Trading of American Corporation, et al. v. Wastemasters, Inc., pending in the United States District Court for the Northern District of Texas, Dallas Division, Civil Action No. 3-98CV0048-
D. Mr. Rahr requested that a Consent Judgment entered in that action on February 5, 1998 be vacated, and that Rahr be granted leave to defend the=

action derivatively on behalf of the Registrant. Under the Consent Judgment, approximately 63 million shares of common stock were issued to the plaintiffs to fully settle and compromise the Registrant's liability under approximately $3.2 million of debentures held by the plaintiffs therein. Mr. Rahr alleges that the Consent Judgment was obtained as a result of collusion between the plaintiffs in the action and the Registrant, and that because of that collusion the Registrant ignored certain legal defenses in the action and agreed to a judgment which was not in the best interests of the Registrant. The Registrant is reviewing=

the motion and the facts alleged therein to determine their effect on the=

Registrant, and what position it should take therein.

=09In September 1997, the Registrant entered into a transaction with Continental Investment Corporation ("CIC") in which, among other things, the Registrant received 300,000 shares of common stock of CIC in consideration for the issuance to CIC by the Registrant of 4.5 million shares of common stock, 5 million shares of preferred stock which are convertible into 25 million shares of common stock and a warrant under which CIC has the right to acquire 100 million shares of common stock of the Registrant in return for 1 million shares of common stock of CIC. At=

the time of the transaction, CIC's common stock was selling for $23.50 per share. Since the transaction, the market price of CIC's common stock=

has dropped to about $2 per share. In addition, at least two lawsuits have been filed against CIC which allege that CIC violated Section 10(b) of the Securities Exchange Act of 1933 by illegally inflating the market price of its common stock at the time of the transaction with the Registrant through the dissemination of false and misleading information to the public through its SEC filings, press releases and statements to investors. The Registrant is currently investigating the allegations made against CIC, but believes that those allegations, if true, would enable the Registrant to rescind the transaction with CIC and cancel the shares and warrant. Pending the Registrant's investigation and any legal=

action which the Registrant may decide to take, the Registrant intends to=

oppose any transfer of the common or preferred stock issued to CIC or the=

exercise of the warrant issued to CIC.


Item 6.     Resignations of Registrant's Directors.

     On December 11, 1998, R. D. Sterritt, Jr. resigned as a director and=

Chief Executive Officer of the Registrant, as well as a director of numerous subsidiaries of the Registrant. At the time of the resignation,=

Mr. Sterritt was the Chairman of the Board of the Registrant. Following the resignation, Leon Blaser was appointed Chairman of the Board and Chief Executive Officer. In connection with Mr. Sterritt's resignation, the Registrant and Mr. Sterritt executed a Separation Agreement, which provided, among other things, that Mr. Sterritt would not compete with the Registrant in any geographic area in which the Registrant did business within six months before the date of the Agreement, would not take any act to divert any business opportunity of the Registrant, would not take any act to hire any employee of the Registrant, would not take any act to become an officer or director of the Registrant or influence management of the Registrant for a three year period, would not take any act to cause Continental Investment Corporation to exercise any warrant to acquire shares of stock of the Registrant. In addition, the Registrant agreed to reimburse certain expenses which Mr. Sterritt incurred in connection with the performance of his duties for the Registrant, agreed to pay Mr. Sterritt severance of $7,500 per month for 36 months beginning on June 1, 1999, and agreed to indemnify Mr. Sterritt=

for certain liabilities of the Registrant which Mr. Sterritt has guaranteed. Finally, the Registrant and Mr. Sterritt executed releases of any claim which each as against the other.

     Effective December 16, 1998, Brian Galligan resigned as a director of the Registrant. Mr. Galligan did not provide the Registrant with a reason for his resignation.

     Effective January 13, 1999, Noel Khalil resigned as a director of the Registrant. Mr. Khalil did not provide the Registrant with a reason for his resignation.

     On December 11, 1998, Michael J. Smith was appointed to fill the vacant board position resulting from the resignation of R. Dale Sterritt,=

Jr.  Leon Blaser was appointed Chairman of the Board.

     On January 20, 1999, the board of directors of the Registrant appointed Malcolm Kelso to the board of directors to fill one of the vacant board positions. Mr. Kelso was appointed as a nominee of the plaintiffs in that litigation styled Nikko Trading of American Corporation, et al. v. Wastemasters, Inc., pending in the United States District Court for the Northern District of Texas, Dallas Division, Civil=

Action No. 3-98CV0048-D pursuant to a Consent Judgment entered therein (see Item 5 herein). Pursuant to the resolution appointing Mr. Kelso,
Mr. Kelso's appointment as a director terminated automatically in the event the Consent Judgment pursuant to which he was appointed is vacated or its effectiveness stayed for any reason. The District Court subsequently allowed Stewart Rahr to intervene in the action, and because=

of that ruling two members of the board of directors have taken the position that Mr. Kelso's position as a board member has terminated automatically.

     Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (a) Financial Statements of Businesses Acquired: Not applicable.

     (b)     Pro Forma Financial Information:  To be added by amendment.

     (c)     Exhibits:

Regulation
S-B Number                        Exhibit

10.1          Lease/Purchase Agreement between Wastemasters, Inc. and
              J. Marcus Enterprises, Inc. dated January 1, 1999

10.2 Separation Agreement between R. D. Sterritt, Jr. and Wastemasters, Inc. dated December 11, 1998

Item 8.     Change in Fiscal Year.

     Not Applicable.

Item 9.     Sales of Equity Securities Pursuant to Regulation S

     Not Applicable.

                              SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934,=

the registrant has duly caused this report to be signed on its behalf  by=

the undersigned thereunto duly authorized.

                                    WASTEMASTERS, INC.


Date: February 15, 1999             By: /s/ Michael Smith
                                    Michael Smith, President